Exhibit 99.6

Strategic Cooperation Agreement

Between

JD.com, Inc.

And

Tuniu Corporation

May 8, 2015

This STRATEGIC COOPERATION AGREEMENT (this “Agreement”), dated as of May 8, 2015, is made by and between:

Party A: JD.com, Inc. (together with its affiliates, “JD”)

Registered address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

And

Party B:Tuniu Corporation (together with its affiliates, “Tuniu”)

Registered address: International Corporation Services Ltd., P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands

Party A and Party B are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

WHEREAS:

1.                   JD is one of the leading providers of online electronic commerce services in China and is principally engaged in providing self-operated and platform electronic commercial services through its website and mobile phone applications;

2.                   Tuniu is a leading online leisure travel company in China which is mainly engaged in leisure travel products and related services operated by Tuniu or offered on its platform through its websites and mobile applications;

3.                   The Parties have signed a certain Share Subscription Agreement dated May 8, 2015 (the “Share Subscription Agreement”) and related agreements under which Party A agrees to subscribe certain number of shares of Party B, and intend to sign an Investor Rights Agreement in connection with the Share Subscription Agreement (the documents described in this Paragraph 3 collectively as the “Transaction Documents”);

4.                   As required under the Transaction Documents, Party A and Party B hereby initiate cooperation regarding the Travel Business (as defined below) pursuant to the terms and conditions of this Agreement with the view to integrating related resources and giving full play to the respective advantages of each Party; and

5.                   The Parties acknowledge and agree this Agreement provides the framework for the business cooperation and support between the Parties, which details are subject to discussion and implementation by the Parties after execution of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.                                      Definitions

In this Agreement:

(1)                                 “JD Trip Channel” means the travel channel on the JD Mall (including its mobile website and JD App Mobile Terminal), whose linkage is http://trip.jd.com/.

(2)                                 “JD Leisure Travel Channel” means the following second-level channels under the JD Trip Channel: visa applications, vacations, tourist attractions, car rentals, railway ticket reservations, cruise reservations.

(3)                                 “Affiliate” means, in respect of any company (or any other entity), any other entity controlling, controlled by, or under common control with, such company.  For purposes of this definition, “control” means the possession of more than 50% equity interests or voting rights, or the power to decide or control the operations of a company (or any other entity) by contract or otherwise.  In respect of each of the Parties, its affiliate means any subsidiary directly or indirectly controlled by it (including any subsidiary controlled by VIE structure).

(4)                                 “Trip Business” means the trip related businesses directly or indirectly operated within China through JD Trip Channel.

(5)                                 “Exclusively Licensed Leisure Travel Business” means the visa applications, vacations, tourist attractions, car rentals, railway ticket reservations, and cruise reservations businesses operated through JD Leisure Travel Channel.

(6)                                 “JD.COM” means the website of the same domain name owned by Beijing JD 360 Du E-Commerce Co., Ltd., including its mobile website.  On the website, users may publish, display, enquire and communicate information, agree upon transactions, and receive other services provided by other users.

(7)                                 “JD Open Platform” means the open platform operated on JD.COM, which serves as a specialized network space where the Merchants (as defined below) on JD.COM operate shops and agree upon transactions with consumers.  The Merchants may open shop and conduct transaction in this space upon completion of relevant procedures with JD Merchants Management System.

(8)                                 “JD Mall” means JD Open Platform and the shopping mall platform operated by JD on JD.COM, including their respective mobile websites.

(9)                                 “JD App Mobile Terminal and Wap Mobile Webpage Terminal” means the mobile application services platform or access to mobile webpage provided by mobile applications installed on mobile phones, Pad or other mobile terminal devices by JD.

(10)                          “JD Merchants Management System” means the software system for which JD provides technical support and system maintenance in order to provide support for the operation of JD Open Platform, including Merchants Online Residence System and Merchants Back-office Management System. Tuniu Acknowledges and agrees that subject to notice from JD no less than three days in advance (except under special circumstance in which adjustment must be made for purpose of compliance or avoiding material loss), JD shall have the right to make improvement and adjustment to such System; provided, however, that the Parties shall negotiate prior to making any adjustment which may have material adverse impact on the Exclusively Licensed Leisure Travel Business.

(11)                          Merchants and Residence by Merchants: A Merchant mean a legal entity which opens shop to transact business on JD Open Platform (including the JD Trip Business Channel) as a third-party operator, including Tuniu.  Residence by Merchants means the process through which the Merchant intending to be a third-party operator on JD Open Platform follow the procedures and requirements of JD Open Platform to sign residence agreement, provide required information, prove acceptable under JD’s review, and have its shop accessible to Merchants Back-office Management System.  The Parties agree that the Merchants and Residence by Merchants at the Exclusively Licensed Leisure Travel Channel means the Merchant intending to be an independent third-party operator on the Exclusively Licensed Leisure Travel Channel follow the procedures and requirements of Tuniu to sign residence agreement with JD and Tuniu (if necessary), provide required information, prove acceptable under Tunius review, and have its shop accessible to Merchants Back-office Management System.  Such procedures and requirements of Tuniu shall be consistent with laws and regulations.  Should any of such procedures and requirements conflict with any of JD platform rules or other related procedures, such conflict shall be resolved by the Parties through negotiations.

(12)                          “Shop” means the online virtual shop with sole and independent ID and shop name (subject to adjustment under relevant rules) applied by the Merchant upon completion of the Residence process in accordance with relevant agreement to conduct legal operations and approved by JD.  It is agreed by the Parties that the shop on the Exclusively Licensed Leisure Travel Channel means the online virtual shop with sole and independent ID and shop name applied by the Merchant upon completion of the Residence process with Tuniu in accordance with relevant agreement and channel rules to conduct legal operations and approved by Tuniu.

(13)                          “JD Platform Rules” means any guideline document identified on JD Open Platform which is related to business operation of the Merchants and always requires attention from the Merchants, including without limitation Merchants Manual, Merchants Back-office Announcement, Merchants Back-office Help Center.  Tuniu acknowledges and agrees that subject to notice by JD no less than three days in advance and without impact on Tunius operation of the Exclusively Licensed Leisure Travel, JD shall have the right to update and change JD Platform Rules pursuant to applicable laws, regulations and policies and the operational conditions of JD Open Platform.  Should such change conflict with any provision of this Agreement, such conflict shall be resolved by the Parties through negotiations.  It is agreed by the Parties that the platform rules regarding the Exclusively Licensed Leisure Travel shall be prepared by Tuniu with reference to applicable laws and filed with JD.  Should such rules conflict with any of JD Platform Rules,  such conflict shall be resolved by the Parties through negotiations.

(14)                          “Force Majeure” means occurrence of any event after the date of this Agreement which interferes performance of all or any part of this Agreement by any of the Parties and is beyond the control, unavoidable, insurmountable, unresolvable by any of the Parties, and unforeseeable upon execution of this Agreement.  Such event includes, among others, earthquake, typhoon, floods, wars, international or domestic traffic interruption, breakdown of power, network, computer, communications and other systems, strikes (including lock-outs or industrial disturbances), labor disputes, government actions, orders from international or domestic courts.  For avoidance of any doubt, such event will not constitute Force Majeure under this Agreement unless it is beyond the control of, unavoidable, insurmountable and unresolvable by the Parties.

(15)                          “China” means the People’s Republic of China which, for purpose of this Agreement, not includes Taiwan, Hong Kong and Macau Special Administrative Regions.

(16)                          “Travel Insurance Products” incudes travel accidence insurances, trip cancellation insurances, traffic accident insurances (air accidents and public transport vehicles accidents), flight delay insurances, train accident insurances, casualty insurances, health insurances, universal insurances, hotel cancellation insurances, hotel accident insurances, tickets accident insurances, and home property insurances, which are mainly marketed by tied sale with vacation bookings, independent sales or as limited gifts for promotional events.

2.                                      Contents of Cooperation

2.1.                            During the Period of Cooperation (as defined below), JD authorizes, irrevocably and without consideration, Tuniu to solely and exclusively operate and manage the network space of JD Trip Channel for operation of the Exclusively Licensed Leisure Travel Business by Tuniu.

The Parties confirm that unless otherwise provided under this Agreement, any and all income generated from operation of the Exclusively Licensed Leisure Travel Business by Tuniu during the Period of Cooperation (except for the cruise business, which will be for a period from the transfer of the cruise business team until the end of the operation) shall be owned by Tuniu.

2.2.                            Subject to compliance with legal requirements, Tuniu shall have the right during the Period of Cooperation to independently operate and manage the Exclusively Licensed Leisure Travel Business on JD Trip Channel, decide the contents and page design, Merchant’s residence, and manage the Merchants and Shops at a service fee on the JD Trip Channel.  Tuniu agrees that:

•                  The top and bottom parts on the pages of the JD Trip Channel will maintain the uniform design of JD channel (including without limitation JD logo, search bar, service menu and channel link, shopping guide, payment methods, and “About Us”), as well as the links to certain products designated by JD other than the products related to the Exclusively Licensed Leisure Travel Business (including three to five showcase positions/details subject to further agreement of the Parties, provided that JD agrees that the name and logo of Tuniu will be conspicuously displayed on each channel of JD Trip Channel); and

•                  Without consent from JD, each channel of JD Trip Channel may not have any link to any other website.

2.3.                            The Parties will make active cooperation after execution of this Agreement to complete Tunius residence at the JD Trip Channel, for which JD will provide technical support without consideration.  Upon execution of this Agreement, the Parties will make active cooperation pursuant to the Transaction Documents to subject the existing Merchants on the Exclusively Licensed Leisure Travel Business on the JD Trip Channel to the management of Tuniu (including without limitation transfer the agreement signed by such Merchants and deposited paid by such Merchants to JD to Tuniu, or make reasonable efforts to terminate any agreement which is non-transferable or transfer the economic benefits under such agreement to Tuniu), and Tuniu shall enter into corresponding transfer or change agreement JD and/or the Merchants and perform relevant obligations so as to prevent any loss by JD or any relevant in connection with such transfer or change; JD will cause such transfer and provide technical support thereof without consideration (“Transfer of Existing Merchants’).  Transfer of Existing Merchants will commence on the same date when the Period of Cooperation begins.  Residence of any new Merchant on the JD Trip Channel to operate the Exclusively Licensed Leisure Travel Business after the date of this Agreement will be subject to decision and management of Tuniu, for which JD will provide technical support without consideration.

Unless otherwise expressly provided under this Agreement, any and all cooperation and/or restrictions provided under this Agreement will be limited to the territory of PRC.

2.4.                            The Parties will make active cooperation after the date of this Agreement to implement the transfer and deployment of the JD employees who are currently engaged in the Exclusively Licensed Leisure Travel Business, the details of which is set forth under Schedule I.

2.5.                            During the Period of Cooperation of this Agreement, JD will allow Tuniu to access the secondary channels regarding air tickets and hotel reservations under the JD Trip Channel (the “Non-exclusively Licensed Channels”) as the preferential business partner, and Tuniu’s resources regarding air tickets and hotel reservation will be accessible from the Non-exclusively Licensed Channels in an optimal matter subject to separate agreement of the Parties.  The details regarding of the Parties’ cooperation on the Non-exclusively Licensed Channels are subject to further discussion and agreement of the Parties.

2.6.                            Traffic support: during the Period of Cooperation, JD agrees to provide strategic traffic support to the Exclusively Licensed Leisure Travel Business without consideration, including:

•                  Traffic entrance at JD Trip Channel: provide second-level channel entrance for each of the Channels of the Exclusively Licensed Leisure Travel Business at the homepage of JD.COM;

•                  Traffic entrance at JD App Mobile Terminal and Wap Mobile Webpage: provide first-level traffic entrance for the Exclusively Licensed Leisuire Travel Business at JD APP Mobile Terminal and Wap Mobile Webpage; and

•                  Promotion of JD Trip: provide promotions for the Exclusively Licensed Business, the details of which are subject to further discussions of the Parties.

2.7.                            Financial services: the Parties agree that JD Financial Group and/or any of its Affiliates will play the leading role in providing any financial services in respect of the JD Trip Channel, and Tuniu and/or any of its Affiliates will have the right to market any travel insurance products related to the Exclusively Licensed Leisure Travel Business and, subject to consent from the JD Financial Group, market trip related financial services and products.  Tuniu and/or any of its Affiliates will provide technical and other necessary support, the details of which are subject to further discussions of the Parties.

2.8.                            Mega data support: Subject to compliance with laws, regulations and user privacy protection rules, the Parties agree to provide mega data support to each other, the details of which are subject to further discussions of the Parties.

2.9.                            Infrastructure support: During the Period of Cooperation, JD agrees to provide infrastructure support for the Exclusively Licensed Business to Tuniu without consideration, including without limitation providing Tuniu the access to JD Merchant Management System for its management of the Merchants and shops on JD Leisure Travel Channel, the software license and technical support for the Exclusively Licensed Business, and making improvement or adjustment at reasonable request of Tuniu to satisfy the needs of the Exclusively Licensed Business, as well as any other necessary infrastructure support.  The details are subject to further discussions of the Parties.

2.10.                     Unless otherwise expressly provided in this Agreement, during the Period of Cooperation, JD will provide Tuniu the most favored nation status on any other commercial cooperation terms, which means the commercial terms provided to any third party by JD will be no more favorable than those provided by JD to Tuniu, except the special preferences received by any third party as part of a packaged consideration for sufficient payment.

2.11.                     Non-compete: During the Period of Cooperation, other than Tuniu, JD (including any of its VIEs) may not manage and operate, directly or indirectly, any Exclusively Licensed Business within China, or control any business or entity engaged in such services, and procure and ensure JD.COM and other JD platforms (“Other JD Business Platform”) to have no Exclusively Licensed Business operated by JD or any third party other than those operated by Tuniu;  Provided, however, that no operation of the Exclusively Licensed Business on any Other JD Business Platform shall be conditional that Tuniu shall have operated the Exclusively Licensed Business on such platform (e.g., if Tuniu has not operated the Exclusively Licensed Business on Paipai, one of the Other JD Business Platforms whose domain name is paipai.com and operated by Shenzhen Paipai E-commerce Information Technology Co., Ltd., as well as its mobile website, then Paipai may continue operating such businesses).  Notwithstanding the foregoing, JD will be able to conduct any business operated on the secondary channels regarding business travel under the Trip Channel without effect of the obligations under this Section 2.11.

2.12.                     Settlements: JD and Tuniu will settle the payments for the orders generated by the Shops formed under this Agreement as follows:

2.12.1.           Where Tuniu agrees and authorizes JD to collect payment on its behalf, JD will introduce a third party payment agency or bank to provide such services, for which Tuniu will enter into related agreement with such third party payment agency or bank, if any.

2.12.2.           JD Exclusively Licensed Business Platform will automatically generate billing statement on each settlement date (which will be postponed to the immediately next business day if the settlement date falls on a weekend day or public holiday) and, upon confirmation by Tuniu, JD will send payment instruction to the payment agency, which will pay the price of the products to Tuniu after deduction of technical services fee and other expenses;

1)                         T+1 settlement (T means the date on which the entry of agreement and payment are displayed as “completed” on the JD Leisure Travel Channel), under which the first business day immediately next to T will be the settlement date;

Considering this settlement method is subject to continued and consistent operation of the third party payment company cooperative with JD, Tuniu agrees to apply for early opening of this settlement method with JD and the third party payment company, and use such payment method upon approval from JD.

2.12.3.           Tuniu will provide the information of settlement account acceptable to JD for settlement of product prices by JD.  Any change of such information shall be notified to JD no less than three days in advance.

3.                                      Consumer Rights Protection

3.1.                            The Parties will jointly protect the valid rights of the consumers regarding the Exclusively Licensed Business, and ensure compliance with applicable laws and regulations, respective after-sale service commitments and the Consumer Rights Protection And Services Terms.  In order to improve user experience, the Parties will assist to share information if any complaint is raised to JD by any consumer against any operation by Tuniu.  JD will provide advice or recommendation with consideration of the facts, and Tuniu will provide active support for resolution.

4.                                      Compliance

4.1.                            The Parties shall cooperate to ensure compliance of the operation of the Exclusively Licensed Business. Should any operation of the Trip Business be found of any non-compliance, JD will have the right to notify Tuniu of such non-compliance and, if Tuniu fails to address such non-compliance, take actions to correct such non-compliance.

4.2.                            Upon receipt of any regulatory comments from any regulatory authority, JD will have the right to provide the information at the request of the regulatory authority and notify Tuniu, and Tuniu shall provide active support to implement such regulatory comments.

4.3.                            The Parties shall cooperate to supervise and review the data, information and transaction disclosed by the Trip Business, and notify the other Party promptly of any non-compliance or any damage to the safety and consistency of the system.  Tuniu shall provide explanation or correction promptly upon its receipt of notice from JD (including deletion of any non-compliant information or data).

4.4.                            Each of the Parties shall obtain and maintain all licenses and approvals required to operate the relevant businesses, including all government and third party approvals, consents, authorizations, permits, filings and licenses (in respect of JD, required for JD.COM, JD Open Platform, and JD App mobile terminal devices; in respect of Tuniu, required in connection with the trip and leisure travel businesses), including without limitation the license for value-added telecommunication operations and trip and leisure travel qualifications.

5.                                      Period of Cooperation

5.1.                            This Agreement shall be effective as of the Closing Date set forth under the Share Subscription Agreement.  The period of cooperation under this Agreement shall commence on the earlier of: (i) three months after execution of this Agreement, or (ii) the residence of Tuniu in JD (the “Commencement Date”), and end on the 5th anniversary of the Commencement Date (the “Period of Cooperation”).  The Period of Cooperation (possibly including the sole and exclusive arrangement thereof) may be extended upon its expiry subject to agreement of the Parties.  Notwithstanding the foregoing, if the Period of Cooperation is otherwise provided under this Agreement, such provision shall prevail.

5.2.                            Upon expiry of the Period of Cooperation, the Parties may continue cooperation regarding the Trip Business pursuant to the rules of JD Open Platform or any other rules acceptable to the Parties then effect.

6.                                      Intellectual Properties and User Data

6.1.                            During the Period of Cooperation, the Parties agree to provide to each other its user membership without consideration, including without limitation providing advertising, recommendation or other customized services regarding the Exclusively Licensed Leisure Travel Business to individual users of JD Open Platform by Tuniu.

6.2.                            Providing any and all materials, information and intellectual properties thereof by any of the Parties and their respective Affiliates to the other Party for purpose of this Agreement will not change the ownership of such materials, information or any rights thereof, unless otherwise expressly provided under the intellectual properties transfer agreement separately agreed by the Parties.

6.3.                            Unless otherwise expressly provided under this Agreement or any intellectual property authorization or license agreement separately agreed by the Parties, without prior written consent of the other Party, neither Party (or any of its Affiliates) may use or copy any patent, trademark, name, logo, business information, technology, data, information, domain name, copyright or any other intellectual property of the other Party, or apply to register any intellectual property which is similar to such intellectual property.  Any data received by Tuniu from the Trip Business by Tuniu shall be used only for the Trip Business according to this Agreement.

6.4.                            Any new intellectual property developed by the Parties (including their respective Affiliates) in connection with the business cooperation will be owned subject to separate agreement of the Parties.

6.5.                            Any Party (including any of its Affiliates) shall indemnify any loss incurred by the other Party (including any of its Affiliates) arising from infringement of any intellectual property or other valid right of the indemnified Party (including any of its Affiliates) by the indemnifying Party (including any of its Affiliates) or any product, service or material provided by the indemnifying Party (including any of its Affiliates).

7.                                      Other Covenants

7.1.                            The Parties agree to jointly establish a cooperation team after execution of this Agreement, which will be responsible to coordinate the activities in connection with the cooperation contemplated under this Agreement during the Period of Cooperation.  The team will meet regularly (on monthly or bi-monthly basis) to discuss how to improve working synergies and present work report to the management.

8.                                      Force Majeure and Limited Liabilities

Any delay to perform this Agreement arising from any force majeure event will not constitute breach of this Agreement by any of the Parties.  Neither Party will be liable for any damages arising thereof, provided such Party will make efforts to eliminate the cause of such delay and make best efforts (including without limitation seeking and using any alternative ways and methods) to eliminate any damage caused by such force majeure event, and notify the other Party of the occurrence and the potential damages of such force majeure within 15 business days (excluding the day of notice) when the elements of such force majeure are eliminated.  During delayed performance of this Agreement, the Party encountering the force majeure event will implement reasonable alternative or take any other commercially reasonable action to facilitate performance of its obligations under this Agreement until such delay is eliminated.

9.                                      Non-disclosure and Use of Information

The Parties acknowledge and agree that any oral or written information exchanged between each other in connection with this Agreement and the existence and any content of this Agreement are confidential and shall be kept in confidence by each Party, and may not be disclosed to any third party without prior written consent of the other Party, except for: (1) any information which has been available to the general public not disclosed by the receiving Party or any of its affiliates; (2) any information required for disclosure by any applicable law, competent government agency, security exchange, exchange rules or guidelines, under which circumstance and to the extent permitted by law, the disclosing Party will notify the other Party in advance so that the Parties will reach agreement regarding the scope and content of such disclosure; or (3) any information provided by any Party to its legal or financial advisor on as-need basis, provided that such legal or financial advisor will also comply with non-disclosure provisions similar to this Section 9.  The Parties agree to use the confidential information provided by the other Party only in connection with this Agreement and, at the request of the providing Party, destroy or return such confidential information upon the end of this Agreement.  Any Party will be liable for breach of this Section 9 by any Party’s affiliate, any employee of such affiliate or any of its advisors which breach will be deemed breach by such Party.  This Section 9 will survive any ineffectiveness, termination or expiration of this Agreement for any reason.

Notwithstanding the foregoing, Tuniu acknowledges and agrees that JD will have the right to maintain after the end of this Agreement any information or data provided by Tuniu necessary to open shop, operate business or perform obligations under this Agreement by Tuniu, and any data, shop and product comments information generated during operation of the Exclusively Licensed Leisure Travel Business by Tuniu; before and after the end of this Agreement, JD will have the right to reasonably use such data and information, including without limitation in connection with market analysis and research, provided it will comply with the provisions under Section 9.

10.                               Taxes

Each of the Parties will bear any and all of its own taxes arising from execution and performance of this Agreement.

11.                               Representations and Warranties

11.1.                     Each of the Parties represents and warrants to the other Party that:

(1)                     It is a company duly incorporated and validly existing;

(2)                     It has the powers to enter this Agreement, and its authorized representative has the full authority to execute this Agreement on its behalf;

(3)                     No filing with or notice with any government agency, and no license, consent, permit or any other approval from any government agency or any third party is required in connection with its execution, delivery and performance of this Agreement; and

(4)                     It is capable to perform its obligations under this Agreement, and such performance will violate any provision of its articles of association or any other organizational document.

11.2.                     If any legal document signed by it prior to the date of this Agreement has any conflict with any term of this Agreement, it will notify the other Party in writing in the principles of good faith, integrity and amicableness so that the Parties may resolve such conflict through negotiations.  It will also be liable for any loss incurred by the other Party arising from such conflict.

11.3.                     If any consent, agreement or approval from any third party is found necessary during its performance of this Agreement, it will notify the other Party in writing within 30 days and make best efforts to obtain such consent, agreement or approval; if such consent, agreement or approval fails to be obtained within a reasonable period, it will provide a resolution for such issue acceptable to the other Party.

12.                               Notice and Delivery

12.1.                     Any notice and other communication required or provided under this Agreement will be sent by person, registered mail, mail with prepaid postage or commercial courier service or facsimile to the address of the receiving Party.  Each notice shall be additionally delivered in electronic mail.  Such notice will be deemed duly delivered:

(1)                     If by person, courier service or registered mail with prepaid postage, upon receipt or rejection of such notice at the address provided under this Agreement.

(2)                     If by facsimile, upon its successful transmission (subject to automatically generated confirmation of such delivery).

12.2.                     For purpose of notice, the address of each of the Parties is as follows:

Party A:

Address:	Floor 10, Block A, Beichen Century Center, 8 Beichen West Road, Chaoyang District, Beijing, China

Attention:	General Counsel

Telephone:	+8610 58955500

Party A:

Address:	Tuniu Building, 699-32 Xuanwudadao, Xuanwu District, Nanjing

Attention:	Yang Li

Telephone:	+8625 86853969

12.3.                     Each Party may change its address of notice under this Agreement by sending a change notice to the other Party pursuant to this Section 12.

13.                               Breach Liability

13.1.                     Any of the Parties (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and any of its directors, affiliates, officers and agents (the “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, judgments, fines, duties or costs (the “Losses’) incurred as a result of (i) breach of any of its representations or warranties under this Agreement by the Indemnifying Party, or (ii) breach or failure to perform any of its representations, warranties or agreements under this Agreement by the Indemnifying Party, including without limitation any investigation or settlement costs and expenses in connection with any pending or potential lawsuits or proceedings, and any taxes or charges payable in connection with indemnity for any loss under this Agreement.

13.2.                     Third Party Claim: if any third party notifies the Indemnified Party in writing of any claim involving such third party (the “Third Party Claim”), and the Indemnified Party believes that such Third Party Claim will result in right of indemnity against the Indemnifying Party under Section 13 of this Agreement, the Indemnified Party will immediately notify the Indemnifying Party in writing of such Third Party Claim (the “Claim Notice”), describing in reasonable details such Third Party Claim and providing copies of all related documents (if any) and the basis of such indemnity.  Notwithstanding the foregoing, any failure or delay to provide such notice will not constitute waiver or change of the claim for indemnity by the Indemnified Party under this Agreement, unless and only to the extent that the Indemnifying Party incurs any damages from such failure or delay; provided, however, that the Indemnifying Party will be deemed to have accepted and agreed to such claim if the Indemnifying Party raises no objection to such claim within 30 days upon its receipt of the Claim Notice in writing.

13.3.                     Other Claim: if the Indemnified Party makes any claim against the Indemnifying Party under this Agreement and such claim involves no Third Party Claim, the Indemnified Party will immediately notify the Indemnifying Party in writing (the “Indemnity Notice”), describing in reasonable details such claim, the best estimate of the loss to be covered under the indemnity and the basis of such indemnity; provided, however, that any failure or delay to provide such notice will not constitute waiver or change of the claim for indemnity by the Indemnified Party under this Agreement, unless and only to the extent that the Indemnifying Party incurs any damages from such failure or delay.  The Indemnifying Party will be deemed to have accepted and agreed to such claim if the Indemnifying Party raises no objection to such claim within 30 days upon its receipt of the Indemnity Notice in writing.

13.4.                     This Section 13 will be included in any agreement made between any Party and any of its Affiliates in connection with this Agreement.

14.                               Governing Law and Dispute Resolution

14.1.                     Execution, validity, interpretation, performance, amendment and termination of this Agreement and resolution of any dispute arising thereof shall be governed by the laws of Hong Kong.

14.2.                     Any dispute arising from interpretation or performance of this Agreement shall be first resolved by negotiations of the Parties and, if the negotiations fail, submitted to Hong Kong International Arbitration Center for arbitration in accordance with its arbitration rules by any Party after 30 days when the notice for negotiation is provided to the other Party in writing. The arbitration will be in Hong Kong.  The arbitrary award will be final and binding upon each of the Parties.

14.3.                     During arbitration of any dispute arising from interpretation or performance of this Agreement, other than the matter under dispute, each of the Parties will continue to have all of its rights and obligations under this Agreement.

15.                               Miscellaneous

15.1.                     Any amendment or supplement to this Agreement shall be made in writing.  Any amendment or supplement hereto duly executed by the Parties will be an integral part of and have the same effect with this Agreement.

15.2.                     Without prior written consent of the other Party, neither Party may transfer any of its rights and obligations under this Agreement to any third party, except that it may delegate its appropriate affiliate to perform certain matter in connection with the operation under this Agreement.

15.3.                     Unless otherwise provided, during the term of this Agreement, neither Party may make any negative comment on the other Party, including without limitation any comment regarding corporate image, branding, product design, development, application, business strategy and all other corporate or product information of the other Party.

15.4.                     Once effective, this Agreement will constitute the entire agreements and understanding between the Parties in respect of the subject matter under this Agreement, and supersede any and all agreements and understanding, oral or written, made by the Parties prior to the date of this Agreement.

15.5.                     If any provision herein is held invalid, illegal or unenforceable, it will not affect the validity, legality or enforceability of the remainder of this Agreement.  The Parties shall negotiate in good faith to address such invalid, illegal or unenforceable provision with the view to realizing the original business intent as much as possible.

15.6.                     Each of the Parties will cause any of its Affiliates to perform its obligations under this Agreement.

15.7.                     This Agreement is in four (4) originals with each Party holding two thereof.  Each original shall have the same effect.

(no text below)

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

JD.com, Inc.

By:	/s/ Qiangdong LIU
	Name:	Qiangdong LIU
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement signed by their respective authorized representatives on the date first above written.

Tuniu Corporation

By:	/s/ Dunde YU
	Name:	Dunde YU
	Title:	CEO

2

Schedule I

Transfer and Arrangement of JD Employees

In connection with the matters regarding the transfer of JD employees under the Exclusively Licensed Leisure Travel Business, both Parties agree as follows:

1.              Confirmation and Arrangement of the Transferred Employees: the Parties shall confirm the list of the employees (the “Transferred Employees”) to be transferred to Tuniu or any of Tuniu’s subsidiaries (“Tuniu Receiving Company”) within one month following the Closing Date (as defined in Share Subscription Agreement). The Transferred Employees shall be entitled, within one month following the Closing Date, to elect whether or not to enter into an employment agreement with Tuniu Receiving Company. For those who elect to enter into an employment agreement with Tuniu Receiving Company, the Parties shall jointly follow up the relevant matters regarding the transfer thereof to guarantee a smooth transfer and stable transition of those employees. For those who elect not to enter into an employment agreement with Tuniu Receiving Company, all labor matters in relation thereto shall be under the responsibility of JD. The employees who fail to confirm whether or not they will be transferred within one month following the Closing Date shall be deemed as employees not to be transferred and thus under the responsibility of JD.

2.              Non-Employment: if the employment relationship of any of the employees that have been transferred to Tuniu is terminated with Tuniu Receiving Company after his/her transfer, then within one year after the Closing Date, none of JD and its directly operated affiliates shall sign an employment agreement with such employees without prior written consent of Tuniu.

3.              Guarantee of Employment: Tuniu has to make sure that within one year following the Closing Date, Tuniu Receiving Company will not terminate at its own discretion the employment with any of the Transferred Employees that have been transferred to Tuniu, except in the cases that such employees have offered/received bribery or materially breached Tuniu’s rules and regulations or labor related laws and regulations of China.

4.              Guarantee of Salary Level: Tuniu undertakes to arrange positions for the employees that have been transferred to Tuniu, and determine their position ranks based on the position rank transition plan confirmed by the Parties. Tuniu undertakes that subject to qualified performance, the total amount of the cash compensation entitled by the Transferred Employees for the year 2015 will not be decreased, but may be converted to the compensation structure of Tuniu. At the same time, Tuniu undertakes that it will not reduce the benefit-related cash allowances of the Transferred Employees, or will provide alternative solutions thereto.

5.              Closing Date of Labor Costs: the day from which the second month after the Closing Date commences shall be the Closing Date of Labor Costs. The labor costs incurred on or prior to the Closing Date of Labor Costs shall be borne by JD, and those incurred after the Closing Date of Labor Costs shall be borne by Tuniu. The labor costs shall include without limitation: basic salary, allowances, bonus and such other benefits payable to the Transferred Employees, and the social security insurance, housing funds and other statutory benefits payable to relevant governmental authorities. If any Transferred Employee has affirmatively confirmed the transfer, but fails to complete the execution of the employment agreement or the transfer of employment relationship as at the Closing Date of Labor Costs, his/her salaries and benefits (if involved) may be paid by JD at the costs of Tuniu. Tuniu shall do its best efforts to cause Tuniu Receiving Company to execute the employment agreements with the Transferred Employees and go thorough other relevant labor and employment procedures as soon as practicable.

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6.              Serving Age Continuation: for the employees that have been transferred to Tuniu, Tuniu undertakes to continue the calculation of their respective accumulated serving age at JD, and makes sure that the Transferred Employees may enjoy all kinds of compensation and benefits relating to the serving age according to Tuniu’s compensation and benefit policies.

7.              Vacation Continuation: with respect to the vacation entitled by the Transferred Employees at JD that is not used prior to the transfer, JD shall calculate the unused vacation credit after conversion based on the Closing Date of Labor Costs, and Tuniu undertakes to succeed such unused vacation credit. Other than the succession of such unused vacation rights, the employees shall fully comply with Tuniu’s vacation policies and leave regulations after they are transferred to Tuniu.

8.              Promotion and Pay Rise: if the scheduled date of 2015 yearly or mid-year promotion and pay rise of Tuniu falls later than such date scheduled by JD, Tuniu undertakes that the effective date for promotion and pay rise of the Transferred Employees shall be traced back to the effective date for mid-year promotion and pay rise adopted by JD (i.e. July 1, 2015).

9.              Year-End Bonus: subject to the guarantee that the total amount of the cash compensation for the year 2015 will not be decreased, Tuniu may issue 2015 annual bonus to the Transferred Employees according to its own annual bonus plan. Tuniu undertakes to issue the 2015 annual bonus on a full year basis from January to December.

10.       Other agreements: Tuniu may try its best to arrange the employees to work in the city where they used to work prior to the transfer. If Tuniu needs to arrange the Transferred Employees to work in another city, it needs to give such employees re-location fees and such other support, the details of which shall be confirmed through negotiations between the Parties depending upon which city the employees are assigned to.

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